UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: March 7, 2019

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(b)     Effective March 7, 2019, John J. McGovern, the Interim President and Chief Executive Officer, Chief Financial Officer and Treasurer of the Company resigned from such positions effective immediately.

(c)     Appointment of Justin Hall as Interim President and Chief Executive Officer

Effective March 8, 2019, the Board appointed Justin Hall, the Company’s Senior Vice President and General Counsel, as the Interim President and Chief Executive Officer of the Company, replacing Mr. McGovern in these positions. Mr. Hall will serve as the Interim President and Chief Executive Officer until the Company completes its search process for a successor President and Chief Executive Officer. Mr. Hall will continue to serve as the General Counsel of the Company during the interim period.

Mr. Hall, age 41, has served as the Company’s Senior Vice President and General Counsel since December 2015. Prior to this, he served as the Company’s lead in-house counsel beginning in February 2013. Prior to joining the Company, Mr. Hall worked as Corporate Counsel at Accuray Incorporated, a radiation oncology company, which he joined in October 2006, where he reported directly to the general counsel and provided substantive legal advice on a broad range of complex legal matters with a focus on employment, corporate compliance, and corporate governance. Mr. Hall also worked as an investment advisor and attorney for the 401(k) Resource Center, which he founded in January 2009, which helped plan sponsors manage their retirement plans by providing legal advice. Mr. Hall’s prior experience also includes serving as an investment advisor at Sagemark Consulting from 2000 to 2006 and a stockbroker at First Security Van Kasper from 1998 to 2001. Mr. Hall received a B.A. in Business Administration and Management from the University of California, San Diego, and a J.D. from the University of San Diego, School of Law.

A description of Mr. Hall’s compensatory arrangement with the Company in connection with his position as the Senior Vice President and General Counsel is disclosed in our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2018 and incorporated herein by reference. No change is currently anticipated in Mr. Hall’s compensatory arrangement with the Company as a result of his appointment to the positions of Interim President and Chief Executive Officer.

There are no arrangements or understandings between Mr. Hall and any other persons pursuant to which he was selected as the Company’s Interim President and Chief Executive Officer. There are also no family relationships between Mr. Hall and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Jason Raleigh as Interim Chief Financial Officer and Treasurer

Effective March 8, 2019, the Board appointed Jason Raleigh, the Company’s current Corporate Controller, as the Interim Chief Financial Officer and Treasurer, replacing Mr. McGovern from these positions. Mr. Raleigh will serve as the Interim Chief Financial Officer and Treasurer until the Company completes its search process for a successor Chief Financial Officer and Treasurer. Mr. Raleigh will continue to serve as the Corporate Controller of the Company during the interim period.

Mr. Raleigh, age 42, has served as the Company’s Corporate Controller since February 2016, where he oversees and manages the Company’s accounting department and related functions. Prior to joining the Company, Mr. Raleigh worked as Assistant Controller (from July 2011 to February 2016) and Director of Financial Accounting (from July 2011 to October 2013) at Amyris Inc., a global renewable products company providing sustainable alternatives to a variety of non-renewable resources. Mr. Raleigh’s prior experience also includes serving Sonic Solutions from April 2006 to July 2011 in the following positions: Assistant Controller, Director of Corporate Accounting, Director of Revenue and Revenue Manager. Mr. Raleigh received a B.A. in Business Economics, with an emphasis in accounting from the University of California at Santa Barbara.

At the present time, Mr. Raleigh has no employment agreement or other material plan or arrangement with the Company, and the Company is not currently anticipating entering into any such arrangement with Mr. Raleigh as a result of his appointment to the positions of Interim Chief Financial Officer and Treasurer.

There are no arrangements or understandings between Mr. Raleigh and any other persons pursuant to which he was selected as the Company’s Interim Chief Financial Officer and Treasurer. There are also no family relationships between Mr. Raleigh and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
Interim Chief Executive Officer and President & General Counsel

Dated: March 11, 2019